As filed with the Securities and Exchange Commission on August 11, 2023

Registration No. 333-203508

Registration No. 333-210016

Registration No. 333-216373

Registration No. 333-223382

Registration No. 333-229915

Registration No. 333-237034

Registration No. 333-249351

Registration No. 333-255109

Registration No. 333-263649

Registration No. 333-268295

Registration No. 333-270072

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-203508

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210016

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216373

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223382

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-229915

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-237034

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-249351

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-255109

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263649

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-268295

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270072

UNDER

THE SECURITIES ACT OF 1933

CHINOOK THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3348934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Fairview Avenue North, Suite 900

Seattle, WA 98109

(206) 485-7241

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Oncologic, Inc. 2000 Long-Term Incentive Plan

Triton BioSystems, Inc. 2001 Equity Incentive Plan

Aduro Biotech, Inc. 2009 Stock Incentive Plan

Aduro Biotech, Inc. 2015 Equity Incentive Plan

Aduro Biotech, Inc. 2015 Employee Stock Purchase Plan

Chinook 2015 Equity Incentive Plan

Chinook 2015 Employee Stock Purchase Plan

Non-Plan Stock Option Agreement (Inducement Stock Option Award)

Chinook 2019 Equity Incentive Plan

2022 Equity Inducement Plan

(Full titles of the plans)

Karen L. Hale

Chief Legal Officer

Novartis AG

Lichtstrasse 35

4056 Basel

Switzerland

+41 61 324 1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Gilligan

Mahvesh Qureshi

Gabrielle Witt

Katherine Keeley

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Chinook Therapeutics, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

•

Registration Statement No. 333-203508, filed with the SEC on April 20, 2015, registering 10,755 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company under the Oncologic, Inc. 2000 Long-Term Incentive, 4,862 shares of Common Stock of the Company under the Triton BioSystems, Inc. 2001 Equity Incentive Plan, 8,902,177 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2009 Stock Incentive Plan, 6,459,918 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2015 Equity Incentive Plan and 720,000 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2015 Employee Stock Purchase Plan;

•

Registration Statement No. 333-210016, filed with the SEC on March 8, 2016, registering 2,543,513 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2015 Equity Incentive Plan and 635,878 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2015 Employee Stock Purchase Plan;

•

Registration Statement No. 333-216373, filed with the SEC on March 1, 2017, registering 2,716,729 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2015 Equity Incentive Plan and 679,182 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2015 Employee Stock Purchase Plan;

•	Registration Statement No. 333-223382, filed with the SEC on March 1, 2018, registering 3,109,448 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2015 Equity Incentive Plan;

•	Registration Statement No. 333-229915, filed with the SEC on February 27, 2019, registering 3,182,868 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2015 Equity Incentive Plan;

•	Registration Statement No. 333-237034, filed with the SEC on March 9, 2020, registering 3,229,427 shares of Common Stock of the Company under the Aduro Biotech, Inc. 2015 Equity Incentive Plan;

•	Registration Statement No. 333-249351, filed with the SEC on October 6, 2020, registering 2,326,755 shares of Common Stock of the Company under the Chinook 2019 Equity Incentive Plan;

•

Registration Statement No. 333-255109, filed with the SEC on April 7, 2021, registering 1,690,621 shares of Common Stock of the Company under the Chinook 2015 Equity Incentive Plan, 422,655 shares of Common Stock of the Company under the Chinook 2015 Employee Stock Purchase Plan and 228,376 shares of Common Stock of the Company under Non-Plan Stock Option Agreements (Inducement Stock Option Awards);

•

Registration Statement No. 333-263649, filed with the SEC on March 17, 2022, registering 2,190,325 shares of Common Stock of the Company under the Chinook 2015 Equity Incentive Plan, 547,581 shares of Common Stock of the Company under the Chinook 2015 Employee Stock Purchase Plan and 301,010 shares of Common Stock of the Company under Non-Plan Stock Option Agreements (Inducement Stock Option Awards);

•	Registration Statement No. 333-268295, filed with the SEC on November 10, 2022, registering 1,500,000 shares of Common Stock of the Company under the 2022 Equity Inducement Plan; and

•

Registration Statement No. 333-270072, filed with the SEC on February 27, 2023, registering 2,618,821 shares of Common Stock of the Company under the Chinook 2015 Equity Incentive Plan, 654,705 shares of Common Stock of the Company under the Chinook 2015 Employee Stock Purchase Plan and 98,600 shares of Common Stock of the Company under Non-Plan Stock Option Agreements (Inducement Stock Option Awards).

On August 11, 2023 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2023, among the Company, Novartis AG (“Novartis”) and Cherry Merger Sub Inc., an indirect wholly owned subsidiary of Novartis (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Novartis. Upon consummation of the Merger, at the Effective Time, each outstanding share of Common Stock of the Company (other than shares owned by the Company, Novartis, Merger Sub or certain of their respective subsidiaries (which shares were canceled) and shares with respect to which appraisal rights were property exercised and not withdrawn under Delaware law) was automatically converted into the right to receive (i) $40.00 in cash, without interest, and (ii) one contractual contingent value right pursuant to the Contingent Value Rights Agreement, dated August 11, 2023, by and between Novartis and Computershare Inc. and Computershare Trust Company, N.A., acting jointly as rights agent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with any undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on August 11, 2023.

CHINOOK THERAPEUTICS, INC.

By:	/s/ Eduard Marti
Name:	Eduard Marti
Title:	Vice President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.